EXHIBIT 8

SUBSIDIARIES OF MILLEA HOLDINGS, INC.*

Name of Subsidiary	Jurisdiction of Incorporation	Ownership Interest
Tokio Marine & Nichido Fire Insurance Co., Ltd.	Japan	100.0%
Tokio Marine & Nichido Life Insurance Co., Ltd.	Japan	100.0%
Tokio Marine & Nichido Financial Life Co., Ltd.	Japan	100.0%
Tokio Marine Asset Management Company, Limited	Japan	100.0%
Tokio Marine & Nichido Career Service Co., Ltd.	Japan	100.0%
Tokio Marine & Nichido Facilities, Inc.	Japan	75.0%
Trans Pacific Insurance Company	New York, U.S.A.	100.0%
Tokio Marine Europe Insurance Limited	U.K.	100.0%
Tokio Marine Global Re Limited	Ireland	100.0%
Tokio Marine Asia Pte. Ltd.**	Singapore	100.0%
The Tokio Marine and Fire Insurance Company (Singapore) Pte. Limited	Singapore	100.0%
The Tokio Marine and Fire Insurance Company (Hong Kong) Limited	Hong Kong, China	100.0%
Tokio Marine Brasil Seguradora S.A.	Brazil	91.4%
Tokio Millennium Re Ltd.	Bermuda	100.0%
Tokio Marine Financial Solutions Ltd.	Cayman Islands	100.0%
Tokio Marine Global Limited	U.K.	100.0%
Real Seguros S.A.	Brazil	100.0%

*	As of March 31, 2006.
**	Formerly known as Millea Asia Pte. Ltd. prior to its name change on June 23, 2006.